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                                                                 Exhibit 3.01(b)


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          CLEARVIEW CINEMA GROUP, INC.


               FIRST. The name of the corporation is Clearview Cinema Group, Inc. The corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 23, 1994.

               SECOND. The certificate of incorporation of the corporation, as previously amended and restated, is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE I

               The name of the corporation is Clearview Cinema Group, Inc.


                                   ARTICLE II

               The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.


                                   ARTICLE III

               The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

        1. The total number of shares of capital stock that the corporation shall have authority to issue is 12,500,000 shares consisting of (a) 10,000,000 shares of Common Stock, with a par value of one cent ($.01) per share (the "Common Stock"); and (b) 2,500,000 shares of Preferred Stock, with a par value of one cent ($.01) per share (the "Preferred Stock").


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        2. Shares of the capital stock of the corporation may be issued by the corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors of the corporation (the "Board of Directors"). Except for and subject to the rights expressly granted to the holders of shares of Preferred Stock (a) in this Amended and Restated Certificate of Incorporation, (b) pursuant to the authority vested by this Amended and Restated Certificate of Incorporation in the Board of Directors, or
(c) by the laws of the State of Delaware, the holders of shares of Common Stock shall have exclusively all rights of stockholders.

        3. Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock and to the requirements of the laws of the State of Delaware, authority is hereby expressly vested in the Board of Directors at any time and from time to time by resolution to divide the Preferred Stock into one or more classes or series, to determine for any such class or series its designation and the number of shares of Preferred Stock of such class or series and the voting powers, preferences, optional and other special rights, if any, of the shares of Preferred Stock of such class or series and the restrictions or qualifications thereof, and to issue such Preferred Stock.

        4. As of the date of this Amended and Restated Certificate of Incorporation, there is a class of Preferred Stock outstanding with the following terms:

        (a) Designation. This class of Preferred Stock shall consist of 1,303 shares and shall be designated as the "Class A Convertible Preferred Stock" (the "Class A Convertible Preferred Stock").

        (b) Dividends. The holder of each share of Class A Convertible Preferred Stock shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, preferential dividends thereon in a per share amount equal to the product of (i) the per share dividend amount declared from time to time (and not revoked), in cash or property, on the Common Stock multiplied by (ii) the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock shall be convertible on the record date for the payment of such Common Stock dividend. Such preferential dividend shall be declared by the Board of Directors contemporaneously with the declaration of any dividend on the Common Stock.

               So long as any shares of Class A Convertible Preferred Stock shall remain outstanding, no dividend or other distribution (except in capital stock of the corporation of a class ranking junior to the Class A Convertible Preferred Stock as to dividends and the distribution of assets upon liquidation) shall be paid or made on the Common Stock or on any other shares of capital stock of the corporation ranking junior to the Class A Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation ("Junior Stock") and no Common Stock or Junior Stock shall be purchased or otherwise acquired by the corporation or any corporation, limited liability company, partnership or other entity of which more than fifty percent (50%) of the voting power of the shares of capital stock or other ownership interests having ordinary voting power (including capital stock or other ownership interests having such voting power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company,

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partnership or other entity is at the time owned, directly or indirectly, through one or more intermediaries, by the corporation (each, a "Subsidiary" and collectively, "Subsidiaries"), other than by exchange therefor of shares of Common Stock or Junior Stock, or out of the proceeds of the substantially concurrent sale of shares of Common Stock or Junior Stock, unless all dividends on the Class A Convertible Preferred Stock shall have been paid.

               Subject to the above limitation and any limitations contained elsewhere herein, dividends may be paid on the Common Stock or Junior Stock if such payment is not otherwise restricted or prohibited by law.

        (c) Liquidation Rights. In the event of any Liquidation Event (as defined herein), the holders of shares of Class A Convertible Preferred Stock shall be entitled to receive from the assets of the corporation, whether represented by capital stock, paid-in capital or retained earnings, payment in cash of an amount equal to the aggregate Liquidation Value (as defined herein) of such Class A Convertible Preferred Stock, plus a further amount equal to any dividends that have been (or, pursuant to Section (b) hereof, were required to have been) declared on the Class A Convertible Preferred Stock but which remain unpaid, before any distribution of assets shall be made to the holders of the Common Stock or Junior Stock. If, upon such Liquidation Event, the assets distributable to the holders of shares of Class A Convertible Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such assets shall be distributed ratably among the shares of Class A Convertible Preferred Stock.

               The Liquidation Value of each share of Class A Convertible Preferred Stock shall initially be equal to $2,558.85. In case the corporation shall (i) pay a dividend on the Class A Convertible Preferred Stock in shares of Class A Convertible Preferred Stock, (ii) subdivide the outstanding shares of Class A Convertible Preferred Stock, or (ii) combine the outstanding shares of Class A Convertible Preferred Stock into a smaller number of shares, the Liquidation Value in effect immediately prior thereto shall be proportionately adjusted so that the aggregate Liquidation Value of the Class A Convertible Preferred Stock immediately after such event shall equal the aggregate Liquidation Value of the Class A Convertible Preferred Stock immediately prior thereto. An adjustment made pursuant to this paragraph shall become effective
(x) upon the effective date in the case of a subdivision or combination or (y) upon the record date in the case of a dividend of shares.

               After payment in full of the aggregate Liquidation Value and dividends, as set forth above, to the holders of shares of Class A Convertible Preferred Stock, the remaining assets of the corporation available for payment and distribution to stockholders may be paid and distributed to the holders of the Common Stock and any Junior Stock.

               For the purposes hereof, the term "Liquidation Event" shall mean any (A) merger or consolidation other than a merger or consolidation in which persons who, immediately prior to the closing of such transaction, were the holders of voting securities of the corporation having more than fifty percent (50%) of the voting power of the outstanding voting securities of the corporation (which includes for all purposes of this Amended and Restated Certificate of Incorporation, other than the election of directors, the Class A Convertible Preferred Stock) hold, immediately after such transaction, voting securities of the surviving entity having more

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than fifty percent (50%) of the voting power of the outstanding voting securities of the surviving entity, (B) sale of all or substantially all of the assets of the corporation, or (C) liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary.

        (d)  Voting Rights.

               (i) General. Holders of shares of Class A Convertible Preferred Stock shall be entitled to that number of votes per share (including fractions thereof) as shall be equal to the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock shall be convertible on the relevant record date (calculated to the nearest 1/100th of a share), voting as a single class with the holders of shares of Common Stock at all meetings of stockholders, upon all matters that are required to be submitted to the stockholders of the corporation, except upon matters with respect to which the holders of shares of Class A Convertible Preferred Stock and Common Stock have separate voting rights as provided elsewhere in this Amended and Restated Certificate of Incorporation (including the election of directors) or as required by Delaware law. Notwithstanding anything to the contrary set forth herein, if the holders of the Class A Convertible Preferred Stock are no longer entitled, voting separately as a single class, to elect one or more directors of the corporation in accordance with Section (d)(ii), then, from and after such time, the holders of shares of Class A Convertible Preferred Stock shall be entitled to that number of votes per share (including fractions thereof) as shall be equal to the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock shall be convertible on the relevant record date (calculated to the nearest 1/100th of a share), voting as a single class with the holders of shares of Common Stock at all meetings of stockholders, upon the election of directors.

               (ii) Election of Directors. So long as the outstanding shares of Class A Convertible Preferred Stock have in the aggregate at least fifteen percent (15%) of the voting power of the outstanding voting securities of the corporation, the holders of the Class A Convertible Preferred Stock, voting separately as a single class, shall be entitled to elect up to two directors of the corporation. So long as the outstanding shares of Class A Convertible Preferred Stock have in the aggregate less than fifteen percent (15%) but at least five percent (5%) of the voting power of the outstanding voting securities of the corporation, the holders of the Class A Convertible Preferred Stock, voting separately as a single class, shall be entitled to elect up to one director of the corporation. If the outstanding shares of Class A Convertible Preferred Stock have in the aggregate less than fifteen percent (15%) but at least five percent (5%) of the voting power of the outstanding voting securities of the corporation and as of said date there are two directors of the corporation who had been elected by the holders thereof, then such directors may both remain in office only until the next meeting held for the purpose of electing directors and shall be treated as having resigned at such meeting regardless of whether the holders of the Class A Convertible Preferred Stock vote to elect a director at such meeting. If the outstanding shares of Class A Convertible Preferred Stock have in the aggregate less than five percent (5%) of the voting power of the outstanding voting securities of the corporation, the holders of the Class A Convertible Preferred Stock shall not be entitled, voting separately as a single class, to elect any directors of the corporation and any director as of said date who had been so elected by the holders of the Class A Convertible Preferred Stock shall be treated as having immediately resigned without the necessity of such person taking any action. Any directors to be elected by the holders of the Class A Convertible Preferred Stock shall be elected

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annually. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of more than fifty percent (50%) of the shares of Class A Convertible Preferred Stock then outstanding shall constitute a quorum of the Class A Convertible Preferred Stock for the election of directors to be elected solely by the holders of the Class A Convertible Preferred Stock. In lieu of an election at a meeting, the holders of not less than the minimum number of shares of Class A Convertible Preferred Stock necessary to take action by written consent under applicable law may elect the directors or director to be elected solely by the holders of the Class A Convertible Preferred Stock by executing one or more written consents setting forth the action so taken. A vacancy in any directorship elected solely by the holders of the Class A Convertible Preferred Stock shall be filled only by the vote or written consent of holders of shares of Class A Convertible Preferred Stock.

               (iii) Certain Corporate Actions. The affirmative vote of the holders of more than fifty percent (50%) of the outstanding shares of Class A Convertible Preferred Stock, voting separately as a single class, shall be required to authorize any of the following transactions: (x) any amendment to this Amended and Restated Certificate of Incorporation if such amendment would alter the aggregate number of authorized shares, or the par value, of the Class A Convertible Preferred Stock or would adversely affect the powers, preferences or rights of the Class A Convertible Preferred Stock; (y) any issuance by the corporation of capital stock having a dividend or liquidation preference senior to the Class A Convertible Preferred Stock; or (z) any issuance by the corporation of capital stock having a dividend or liquidation preference on a parity with the Class A Convertible Preferred Stock; provided, however, that the right of the holders of the Class A Convertible Preferred Stock to vote separately as a class with respect to any event of the type described in this clause (z) shall immediately terminate when the outstanding shares of Class A

Convertible Preferred Stock have in the aggregate less than five percent (5%) of the voting power of the outstanding voting securities of the corporation.

        (e)  Conversion Rights.

               (i) (A) Optional Conversion Upon Election by Holder. The holder of any share or shares of Class A Convertible Preferred Stock shall have the right to convert, at such holder's option and subject to the provisions of this Section (e), any such share, plus all accrued and unpaid dividends thereon, into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as is obtained by dividing the Liquidation Value at the time of conversion, plus all accrued and unpaid dividends thereon, by $2,558.85 (the "Conversion Price"); provided, however, that the Conversion Price shall be adjusted upon the happening of certain contingencies as provided in paragraph (ii) of this Section (e).

               The transfer books of the corporation shall not be closed at any time prior to the termination of the conversion rights of the holders of the Class A Convertible Preferred Stock, but this provision shall not prevent the fixing of a record date for the determination of stockholders for any proper purpose.

               For purposes of this Section (e), "Common Stock" shall mean only the Common Stock authorized at the time of the original issuance of the Class A Convertible Preferred Stock and capital stock of any other class into which the then authorized Common Stock may thereafter

                                      -5-


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have been changed. In determining the number of shares of Common Stock outstanding at any particular time for the purpose of computations pursuant to the formulas in paragraph (ii) of this Section (e), there shall not be included Common Stock then owned of record or beneficially by the corporation or any Subsidiary.

               (B) Mandatory Conversion Upon Consummation of Qualifying Liquidity Event. (1) Upon the occurrence of a Qualifying Liquidity Event (as defined herein) as to any holder, each of the outstanding shares of Class A Convertible Preferred Stock then held by such holder, plus all accrued and unpaid dividends thereon, shall automatically convert into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as is obtained by dividing the Liquidation Value at the time of conversion, plus all accrued and unpaid dividends thereon, by the Conversion Price then in effect.

                       (2) As used herein, a "Qualifying Liquidity Event" shall mean the first to occur of any of the following events:

                       (x) Following the receipt by all of the holders of shares of Class A Convertible Preferred Stock of a binding, unconditional written offer to purchase all of the shares of Common Stock into which such shares are then convertible for a cash purchase price equal to or greater than the Minimum Purchase Price (as defined herein) from the corporation, any holder of Common Stock and/or any third party (including in connection with any merger or consolidation involving the corporation), the first to occur of (A) the date upon which a specific, written rejection notice is delivered to such offeror by the holder declining such offer, or (B) if no such rejection notice is delivered, the date thirty (30) days after the date of receipt of such written offer by such holder.

                       (y) Following the receipt by all of the holders of shares of Class A Convertible Preferred Stock of a binding, unconditional written offer from an underwriter to purchase all of the shares of Common Stock into which such shares are then convertible at a purchase price equal to or greater than the Minimum Purchase Price in connection with a firm commitment underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, the date of the successful closing of such underwritten public offering.

                       (z) Following the listing by the corporation of shares of Common Stock on the New York Stock Exchange or the American Stock Exchange or with the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), and/or the registration of the Common Stock as a class under the Securities Exchange Act of 1934, as amended, the date upon which all of the shares of Common Stock into which the shares of Class A Convertible Preferred Stock held by a holder are convertible become freely transferable pursuant to Securities and Exchange Commission Rule 144 (or any successor rule or regulation) as then in effect and may be disposed of by such holder in a single transaction in compliance with the volume limitations of such Rule 144; provided, that the daily Common Stock Market Prices (as defined herein) for each of the one hundred and twenty (120) consecutive Trading Days (as defined herein) immediately preceding such date shall have been equal to or greater than the Minimum Purchase Price; and provided, further, that the average weekly reported

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volume of trading in the Common Stock during the four calendar weeks preceding such date shall have been equal to or greater than the number of shares of Common Stock into which such shares are convertible.

                       (3) As used herein, the term "Minimum Purchase Price" shall mean that price per share of Common Stock which shall equal four hundred percent (400%) of the then applicable Conversion Price.

                       (4) As used herein, the term "Common Stock Market Price" for any Trading Day shall mean (x) if the Common Stock is listed or admitted for trading on the New York Stock Exchange (or any successor to such exchange) or any other national or regional securities exchange, the last sale price, or the closing bid price if no sale occurred, of the Common Stock on the principal securities exchange on which the Common Stock is listed or traded, or (y) if not listed or traded as described in clause (x), the last sale price of the Common Stock quoted on the National Market System of NASDAQ, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (z) if not listed or traded as described in clause (x) or quoted as described in clause (y), the mean between the high bid and the low asked quotations for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is quoted on a national securities or central market system in lieu of any market or quotation system described above, then the Common Stock Market Price shall be determined in the manner set forth in clause (x) of the preceding sentence if actual transactions are reported and in the manner set forth in clause (z) of the preceding sentence if bid and asked quotations are reported but actual transactions are not.

                       (5) As used herein, the term "Trading Day" shall mean (v) any day on which the New York Stock Exchange (or any successor to such exchange) is open for the transaction of business, or (w) if the Common Stock is not at such time listed or admitted for trading on the New York Stock Exchange (or any successor to such exchange), a day upon which the principal national or regional securities exchange on which the Common Stock is listed or admitted for trading is open for the transaction of business, or (x) if not listed or admitted for trading as described in clause (v) or (w), and if at such time the sale price of the Common Stock is quoted on the National Market System of NASDAQ or any similar system of automated dissemination of quotations of securities prices then in common use, any day for which such system provides quotations with respect to securities upon which it reports, or (y) if not so listed or admitted for trading or quoted, and if at such time bid and asked quotations for the Common Stock are reported by the National Quotation Bureau Incorporated, any day for which the National Quotation Bureau Incorporated provides bid and asked quotations with respect to securities upon which it reports, or (z) if not so listed or admitted for trading or quoted, any business day.

               (ii) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows:

               (A) In case the corporation shall (1) pay a dividend in shares of Common Stock, (2) subdivide the outstanding shares of Common Stock, (3) combine the outstanding shares of

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Common Stock into a smaller number of shares, or (4) issue by reclassification of the shares of Common Stock any capital stock of the corporation, the Conversion Price in effect immediately prior thereto shall be appropriately adjusted so that the aggregate Conversion Price of the Class A Convertible Preferred Stock immediately after such event shall equal the aggregate Conversion Price of the Class A Convertible Preferred Stock immediately prior thereto. An adjustment made pursuant to this subparagraph (A) shall become effective (x) upon the effective date in the case of a subdivision, combination or reclassification or (y) upon the record date in the case of a dividend.

               (B) Subject to subparagraph (ii)(E) below, in case the corporation shall issue or sell any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then in any such event the Conversion Price shall be reduced to a lower price (calculated to the nearest full cent) determined by dividing
(1) the sum of (x) the number of shares of Common Stock outstanding or deemed to be outstanding pursuant to subparagraph (ii)(C) below immediately prior to such issuance or sale, multiplied by the Conversion Price in effect immediately prior to such issuance or sale, and (y) the aggregate amount of the consideration received by the corporation upon such issuance or sale by (2) the total number of shares of Common Stock outstanding or deemed to be outstanding pursuant to subparagraph (ii)(C) below immediately after such issuance or sale.

               (C) Subject to subparagraph (ii)(E) below, in case the corporation shall issue or sell options, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock, the Conversion Price shall be adjusted on the date of such issuance or sale, pursuant to the formula set forth in subparagraph (ii)(B) above, based on a price per share of Common Stock equal to the sum of (1)(x) the price paid for any such instrument divided by (y) the number of shares of Common Stock for which such instrument is exercisable, and (2) the exercise price per share of Common Stock set forth in such instrument if such total is less than the Conversion Price in effect immediately prior to such issuance or sale and assuming the exercise of all such options, rights or warrants.

               (D) In case the corporation shall issue or sell any other security or instrument directly or indirectly convertible into or exchangeable for shares of Common Stock (each, a "Convertible Security"), the Conversion Price shall be adjusted on the date of such issuance or sale, pursuant to the formula set forth in subparagraph (ii)(B) above, based on a price per share of Common Stock equal to the sum of (1)(x) the price paid for any such Convertible Security divided by (y) the number of shares of Common Stock into which such Convertible Security is convertible or for which such Convertible Security is exchangeable and (2) the additional amount per share of Common Stock, if any, payable in connection with any such conversion or exchange if such total is less than the Conversion Price in effect immediately prior to such issuance or sale and assuming the conversion or exchange of all such Convertible Securities.

               (E) Notwithstanding any of the other provisions contained in this Section (e)(ii), in no event shall there be an adjustment of the Conversion Price as a result of (1) the exercise of any options, rights, warrants or conversion privileges that were outstanding as of the date of the initial issuance of shares of Class A Convertible Preferred Stock, or (2) the exercise of any options, rights or warrants issued or sold after such date for which adjustment has already been

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made pursuant to subparagraph (ii)(C) above or which were issued or sold without adjustment in accordance with the terms of such subparagraph (ii)(C).

               (F) If any options, rights or warrants or Convertible Securities shall by their terms provide for an increase or decrease, with the passage of time or the occurrence or non-occurrence of an event, in the amount of additional consideration payable to the corporation upon the exercise, conversion or exchange thereof, the Conversion Price then applicable shall, forthwith upon any such increase or decrease becoming effective, be appropriately readjusted to reflect such increase or decrease in such amount.

               If any options, rights or warrants or Convertible Securities on account of which an adjustment has been previously made pursuant to this Section
(e)(ii) shall expire or be redeemed, repurchased or paid without having been exercised, converted or exchanged, then the Conversion Price shall forthwith be appropriately adjusted to the Conversion Price that would have been in effect had no adjustment been made on account of such options, rights or warrants or Convertible Securities.

               (G) No adjustment in the Conversion Price need be made under this Section (e)(ii) unless the adjustment would result in an increase or decrease of at least one percent (1%) in the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock would have been converted at the time such adjustment is otherwise required to be made; provided, however, that such adjustment shall be carried forward and made at the time of and together with any subsequent adjustment which, together with such adjustment and any other adjustment so carried forward, shall aggregate at least one percent (1%) of the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock would have otherwise been converted.

               (H) No adjustment in the Conversion Price need be made under this Section (e)(ii) for any change in the par value of the Common Stock. If an adjustment is made in the Conversion Price as of a record date for a distribution in accordance with this Section (e)(ii) and if such distribution is subsequently canceled, then the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines to cancel such distribution, to the Conversion Price that would have been in effect if such record date had not been fixed. No adjustment need be made under this Section (e)(ii) if the corporation issues or distributes to each holder of shares of Class A Convertible Preferred Stock the shares of Common Stock, options, rights or warrants which such holder would have been entitled to receive had all the Class A Convertible Preferred Stock been converted into Common Stock immediately prior to the record date for such issuance or distribution or, if there is no such record date, immediately prior to such issuance or distribution.

               (iii) Adjustment upon Certain Events. In case of:

               (A) any capital reorganization of the corporation; or

               (B) the consolidation or merger of the corporation with or into another corporation; or

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               (C) a statutory share exchange whereby the Common Stock is converted into property other than cash; or

               (D) the sale, transfer or other disposition of all or substantially all of the property, assets or business of the corporation, as a result of which sale, transfer or other disposition property other than cash shall be payable or distributable to the holders of the Common Stock;

which, in each such case, does not constitute a Liquidation Event, each share of Class A Convertible Preferred Stock then outstanding shall thereafter be convertible into the number and class of shares or other securities or property of the corporation or of the entity resulting from such consolidation or merger or with which such statutory share exchange or to which such sale, transfer or other disposition shall have been made, to which the shares of Common Stock otherwise issuable upon conversion of such share of Class A Convertible Preferred Stock would have been entitled upon such reorganization, consolidation, merger, statutory share exchange, sale, transfer or other disposition if outstanding at the time thereof. In any such case, appropriate adjustments shall be made in the application of the provisions in this Section
(e) with respect to the conversion rights thereafter of the holders of the Class A Convertible Preferred Stock, to the end that such provisions shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter issuable or deliverable upon the conversion of shares of Class A Convertible Preferred Stock. Proper provision shall be made as a part of the terms of any such reorganization, consolidation, merger, statutory share exchange, sale, transfer or other disposition so that the conversion rights of the holders of the Class A Convertible Preferred Stock shall be protected and preserved in accordance with the provisions of this paragraph (iii). The provisions of this paragraph (iii) shall similarly apply to successive capital reorganizations, consolidations, mergers, statutory share exchanges, sales, transfers or other dispositions of property as aforesaid.

               (iv) Notice of Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section (e)(ii), the corporation, as soon as practicable and in no event later than ten (10) full business days thereafter, shall mail a notification to each holder of shares of Class A Convertible Preferred Stock and/or securities which by their terms are exercisable for shares of Class A Convertible Preferred Stock, stating the adjusted Conversion Price determined as provided in Section (e)(ii) and setting forth in reasonable detail the facts requiring such adjustment, at the address of such holder then appearing on the record books of the corporation. If any question shall at any time arise with respect to any adjustment of the Conversion Price, such question shall be determined by a firm of independent public accountants selected by the corporation, who may be the corporation's auditors, and such determination shall be binding upon the corporation and the holders of the Class A Convertible Preferred Stock. Any adjustment to the Conversion Price which is required by this Section (e) shall be effective at any time that there shall be outstanding any shares of Class A Convertible Preferred Stock and/or securities which by their terms are exercisable for shares of Class A Convertible Preferred Stock.

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               (v) Notice of Corporate Action. In case the corporation shall propose to:

               (A) pay any dividend in shares of capital stock upon the Common Stock or make any other distribution (other than the payment of cash dividends) to the holders of the Common Stock; or

               (B) offer to the holders of the Common Stock rights to subscribe for any shares of any class of capital stock of the corporation or any other rights or options; or

               (C) effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of the outstanding shares of Common Stock) or capital reorganization, consolidate with or merge into another corporation, engage in any statutory share exchange requiring the approval of its stockholders or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business; or

               (D) engage in any Liquidation Event;

then, in each such case, the corporation shall deliver to the holders of the Class A Convertible Preferred Stock at their respective addresses then appearing on the record books of the corporation notice of such proposed action, such notice to be delivered at least seven (7) business days prior to the record date for the purpose of determining the holders of the Common Stock entitled to the benefits of the action referred to in subparagraph (A) or (B) or to vote with respect to the action referred to in subparagraph (C) or (D) or, if no record date is taken for any such purpose, the date of the taking of such proposed action. Such notice shall specify the date on which the books of the corporation shall close or a record be taken for such stock dividend, distribution or offer of such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, statutory share exchange, sale, transfer, disposition or Liquidation Event shall take place, as the case may be, and the date of participation therein by the holders of the Common Stock if any such date is to be fixed. If such notice relates to any proposed action referred to in subparagraph (C) or (D) above, it shall set forth such facts with respect thereto as shall be reasonably necessary to inform the holders of the Class A Convertible Preferred Stock as to the effect of such action upon their conversion rights.

               (vi) Surrender of Certificate Upon Conversion. In order to convert shares of Class A Convertible Preferred Stock into shares of Common Stock in accordance with the provisions of paragraph (i) of this Section (e), the holder thereof shall surrender, at the office in the United States designated by the corporation in writing from time to time for registration of transfers and exchanges, the certificate or certificates therefor, duly endorsed to the corporation or in blank, give written notice to the corporation at said office that such holder elects to convert such shares, and state therein the name or names (with addresses) in which such holder wishes the certificate or certificates for such shares of Common Stock to be issued. Shares of Class A Convertible Preferred Stock shall be deemed to have been converted as of the date of the surrender of the certificate or certificates for such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. As soon as practicable on or after the date of conversion as aforesaid, the corporation will issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with cash for any fraction of a share, as hereinafter in paragraph (viii) provided, to the person or persons entitled to receive the same.

               (vii) Cancellation. All shares of Class A Convertible Preferred Stock converted into shares of Common Stock shall have the status of authorized and unissued shares of Preferred Stock undesignated as to class or series and shall not be reissued as shares of Class A Convertible Preferred Stock.

               (viii) No Fractional Shares. The corporation shall not issue fractional shares of Common Stock upon any conversion of shares of Class A Convertible Preferred Stock. As to any final fraction of a share which a holder of one or more shares of Class A Convertible Preferred Stock would be entitled to receive upon conversion, the corporation shall pay a cash adjustment in an amount equal to the same fraction of the Conversion Price.

               (ix) Reservation of Shares. The corporation shall at all times have reserved for issuance that number of authorized and unissued shares of Common Stock sufficient for the conversion of all shares of Class A Convertible Preferred Stock at the time outstanding, as such number may vary from time to time.

               (x) Fully Paid and Nonassessable Shares. The corporation warrants that all shares of Common Stock issued upon conversion of shares of Class A Convertible Preferred Stock will, upon issuance, be fully paid and non-assessable by the corporation and free from original issue taxes.

        5. All actions that are required by the General Corporation Law of the State of Delaware to be taken at an annual or special meeting of stockholders or that may be taken at such a meeting must be taken at such a meeting and no such action may be taken by means of signed consents in accordance with Section 228 of the General Corporation Law of the State of Delaware other than by the holders of the Class A Convertible Preferred Stock in accordance with Sections 4(d)(ii) and 4(d)(iii) of this Article IV or by the holders of any other class or series of Preferred Stock hereafter established with respect to any matters on which such class or series vote separately as a single class.



                                    ARTICLE V

               The corporation is to have perpetual existence.


                                   ARTICLE VI

               The directors of the corporation to be elected by the holders of the outstanding shares of capital stock of the corporation entitled to vote generally for the election of directors (the "Common Directors") shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of Common Directors. The initial Class I, II and III Common Directors shall be those elected and designated to serve as such pursuant to the written consent of the stockholders of the corporation dated as of May __, 1997 (the "Stockholders Consent"). Such Class I Common Directors shall hold office for a term to expire at the first annual meeting of the stockholders after the Stockholders Consent; such Class II Common Directors shall hold office for a term to expire at the second annual meeting of the stockholders after the Stockholders Consent; and such Class III Common Directors shall hold office for a term to expire at the third annual meeting of the stockholders after the Stockholders Consent, subject, in the case of each such Common Director, to his or her earlier death, resignation or removal. At each election of Common Directors, the Common Directors elected to succeed those whose terms have expired shall be identified as being of the same class as the Common Directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the stockholders after their election or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. If the number of Common Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional Common Director elected to any class shall hold office for a term which shall coincide with the terms of the other Common Directors in such class or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors of the corporation shall shorten the term of any incumbent Common Director.

               Subject to the rights of the holders of shares of any class or series of Preferred Stock then outstanding, any director or directors may be removed from office by vote of the stockholders entitled to vote thereon only for cause at a special meeting of the stockholders called for such purpose. In case any one or more directors are so removed, new directors may be elected at the same meeting. The repeal of a provision of this Amended and Restated Certificate of Incorporation or the By-laws of the corporation prohibiting, or the addition of a provision to this Amended and Restated Certificate of

Incorporation or the By-laws of the corporation permitting, the removal by the stockholders of a director or directors without assigning any cause shall not apply to any incumbent director during the balance of the term for which he or she was elected.


                                   ARTICLE VII

               In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

        1. To adopt, alter or repeal By-laws of the corporation in the manner and to the extent permitted in those By-laws.

        2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

        3. To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

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


        4. By a majority of the directors in office, to establish one or more committees, each committee to consist of one or more directors. The Board of Directors may appoint one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. The By-laws of the corporation may provide that, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous action appoint another director to act at such meeting in the place of any such absent or disqualified member. Any committee, to the extent provided in a resolution of the Board of Directors or in the By-laws of the corporation, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, except to the extent prohibited by law. To the extent a resolution of the Board of Directors or the By-laws of the corporation expressly so provide, any such committee may have the power and authority to declare a dividend or to authorize the issuance of shares of capital stock of the corporation.


                                  ARTICLE VIII

               Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the corporation. Elections of directors need not be by written ballot unless the By-laws of the corporation shall so provide.


                                   ARTICLE IX

               The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented. Without limiting the generality of the foregoing, no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. The rights conferred by this Article IX shall be presumed to have been relied upon by directors of the corporation in serving or continuing to serve the corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which the directors of the corporation may otherwise be entitled. The corporation may enter into contracts to provide the directors of the corporation with rights to indemnification to the maximum extent permitted by the General Corporation Law of the State of Delaware. The corporation may create trust funds, grant security interests in the assets of the corporation, obtain letters of credit or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in this Article IX, the By-laws of the corporation or any such contract. The rights conferred by this Article IX shall continue as to any person who has ceased to be a director of the corporation and shall inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of this Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


                                    ARTICLE X

               In addition to the requirements of law and any other provision of this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding voting securities of the corporation shall be required to delete, amend or supplement any term or provision of this Article X, Article VI or Article IX or paragraph 5 of Article IV.



                                   ARTICLE XI

               The corporation reserves the right to amend, supplement or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

               THIRD. The foregoing amendment and restatement of the Certificate of Incorporation has been approved by the Board of Directors.

               FOURTH. The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, Clearview Cinema Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed and attested this ____ day of __________, 1997.




Attest:                                  CLEARVIEW CINEMA GROUP, INC.



By:                                      By:
    ----------------------------------         --------------------------------
    Sueanne Hall Mayo                          A. Dale Mayo
    Vice President-Management                  Chairman of the Board, President
     Information Systems and Secretary          and Chief Executive Officer





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